Exhibit 5(a) and Exhibit 23(a)

                             INTERFACE, INC.
                           2859 Paces Ferry Road
                                Suite 2000
                          Atlanta, Georgia 30339

                             August 16, 1996

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, D.C.


     Re: Form S-8 Registration Statement -- Interface, Inc. Savings and Investment Plan

Gentlemen:

     I have acted as counsel for Interface, Inc., a Georgia corporation (the "Company"), in my capacity as Vice President, General Counsel and Secretary of the Company, in the preparation of the referenced Form S-8 Registration Statement relating to the Company's Savings and Investment Plan (the "Plan") and the proposed offer and sale of up to 60,000 shares of the Company's Class A or Class B common stock, $.10 par value (the "Common Stock") pursuant thereto. In connection with the preparation of said Registration Statement, I have examined certificates of public officials and originals or copies of such corporate records, documents and other instruments relating to the authorization of the Plan and the authorization and issuance of the shares of Common Stock as I have deemed relevant under the circumstances.

     On the basis of the foregoing, it is my opinion that:

          The Company was duly organized and incorporated and is validly existing under the laws of the State of Georgia, with an authorized capitalization consisting of 80,000,000 shares of Common Stock (Class A and Class B shares), par value $.10 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share.

          The Plan and the proposed offer and sale thereunder of up to 60,000 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully-paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

                                   Sincerely,



                                   /s/ Raymond S. Willoch
                                   Raymond S. Willoch, Vice President,
                                   Secretary and General Counsel